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                                                                    Exhibit 99.1

                                                                         DRAFT 2

FOR IMMEDIATE RELEASE                       CONTACT:   Susan M. Bryan
                                                       (602) 870-4759
                                                       PR@iisweb.com


                IIS SIGNS AGREEMENT TO EXPAND FACILITIES, HOSTING
                                SERVICES CAPACITY

     COMPANY AGREES TO SUBLEASE BUILDING AND DATA CENTER FROM GORACING.COM



TEMPE, ARIZONA (March 31, 2000 - IIS (Integrated Information Systems) (NASDAQ:
IISX) announced today that it has entered into an agreement with goracing.com, Inc. (and its parent company Action Performance Companies, Inc.) to sublease a portion of the company's 65,018 square foot facility in Tempe, Arizona. IIS will initially occupy approximately 32,500 square feet of the facility to expand its corporate operations. IIS also will assume existing leases of equipment for an application hosting center previously operated as an in-house facility by goracing.com. The agreement includes provisions for IIS to provide hosting services for goracing.com's website and related applications.

"Our agreement with goracing.com provides immediate, enhanced hosting capabilities and the opportunity to rapidly adopt additional space to support operations growth," said Jim Garvey, president and CEO of IIS. "In addition, this expansion of our corporate relationship with goracing.com provides opportunities for both companies to capitalize on existing resources and capabilities in a very efficient way."

About IIS

Integrated Information Systems, based in Tempe, Arizona, is a full service Internet professional services provider focusing exclusively on the digital transformation of businesses. The company provides comprehensive e-business solutions including strategic consulting, customer experience design solutions, application development and integration services, network infrastructure services, and application management and hosting services. For additional information, visit the IIS website at http://www.iisweb.com.

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IIS AGREEMENT
ADD 1-1-1


This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains forward-looking statements that involve a number of risks and uncertainties, including the company's ability to take advantage of expected growth and expanded need for equipment and facilities. There are a number of factors that could cause actual events to differ materially from those indicated. Such factors include, without limitation, the competitive environment in which the company operates, the company's ability to attract and retain high quality employees, the company's ability to accurately estimate fees for and timely complete current and future client projects, the continued acceptance of the company's services, the ability of the company to manage its growth and projects effectively and the ability of the company to stay at the forefront of technological changes. Other factors identified in documents filed by IIS with the Securities and Exchange Commission, including IIS' prospectus filed March 17, 2000, could negatively impact IIS' results of operations and financial condition.



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